Attachment 77C

The Annual Meeting of Shareholders of the Fund was held on January 29, 2010. At this meeting, common and preferred shareholders of the Fund voted on the election of Trustees.

Voting results for the election of Trustees by common shareholders are set forth below:

------------------------- ------------------------------------------------------
                                               # of Shares
------------------------- ----------------- ------------------ -----------------
                              In Favor           Against           Withheld
------------------------- ----------------- ------------------ -----------------
Kevin M. Robinson            7,441,064           371,271            123,256
------------------------- ----------------- ------------------ -----------------

Voting results for the election of Trustees by preferred shareholders are set forth below:

-------------------------- --------------------------------------------
                                           # of Shares
-------------------------- --------------------- ----------------------
                                 In Favor               Against
-------------------------- --------------------- ----------------------
Kevin M. Robinson                 2,445                   333
-------------------------- --------------------- ----------------------
Ronald E. Toupin, Jr.             2,445                   333
-------------------------- --------------------- ----------------------

The terms of the following Trustees of the Fund did not expire in 2009: Randall
C. Barnes, Clifford D. Corso and Ronald A. Nyberg.